Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

SI-BONE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, SI-BONE, Inc. 2018 Equity Incentive Plan	Other(2)	1,683,704	$19.28 (2)	$32,461,813	$92.70 per $1.0 million	$3,009.21
Equity	Common Stock, $0.0001 par value per share, SI-BONE, Inc. 2018 Employee Stock Purchase Plan	Other(2)	336,741	$16.39 (3)	$5,519,185	$92.70 per $1.0 million	$511.63
Total Offering Amounts					$37,980,998		$3,520.84
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,520.84
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or become issuable under the SI-BONE, Inc. 2018 Equity Incentive Plan or SI-BONE, Inc. 2018 Employee Stock Purchase (the “2018 ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based upon $19.28, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 24, 2022.

(3) Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of $16.39 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 24, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2018 ESPP.